                                                                    EXHIBIT 99.1

                                 PRESS RELEASE


FOR IMMEDIATE RELEASE:                             CONTACT:

Tremont Corporation                                Mark A. Wallace
1999 Broadway, Suite 4300                          Vice President and Controller
Denver,  Colorado  80202                           (303) 296-5651


                     TREMONT REPORTS SECOND QUARTER RESULTS

         DENVER, COLORADO . . . July 26, 1996 . . . Tremont Corporation (NYSE:
TRE) reported net income for the second quarter of 1996 of $24.1 million, or $3.14 per share, compared to $1.2 million, or $.16 per share, for the same quarter in 1995. For the first six months of 1996, Tremont reported net income of $26.3 million, or $3.44 per share, compared to a net loss of $1.0 million, or $.13 per share, for the same period in 1995. Tremont's 1996 results include a second quarter pre-tax gain of $27.6 million on the sale of a portion of its interest in Titanium Metals Corporation ("TIMET") (NASDAQ: TIMT) in conjunction with TIMET's initial public offering of common shares on June 4, 1996.

         The Company's equity in earnings of 30%-owned TIMET was $3.3 million for the second quarter of 1996 compared to a loss of $1.6 million for the same quarter in 1995. TIMET reported net income and operating income of $8.1 million and $13.8 million, respectively, in the second quarter of 1996 on sales of $118.8 million, compared to a net loss of $2.1 million and operating income of $1.0 million for the second quarter of 1995. The significant improvement in TIMET's titanium metals business reflects continuing growth in demand for titanium products led by commercial aerospace activity and average selling prices in the second quarter which were about 22% higher than year-ago levels.

         The Company's equity in earnings of 18%-owned NL was $1.3 million in the second quarter of 1996 compared to $2.8 million in the second quarter of 1995. NL reported net income and operating income of $11.9 million and $36.1 million, respectively, in the second quarter of 1996 compared to $21.0 million and $57.5 million, respectively, in the same quarter of 1995. NL's second quarter average selling prices for titanium dioxide pigments (TiO2) were 7% lower than the second quarter of 1995 and 6% lower than the first quarter of 1996. NL expects that its earnings for the third and fourth quarters of 1996 will be significantly lower than for the second quarter.

         The statements in this release relating to matters that are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, the cyclicality of the commercial aerospace industry, future global economic conditions, global productive capacity of titanium metals and titanium dioxide, competitive products, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings.

         Tremont Corporation, headquartered in Denver, Colorado, is a leading integrated producer of titanium metal products.



                                   * * * * *

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                             TREMONT CORPORATION

                      SUMMARY OF CONSOLIDATED OPERATIONS

                     (In millions, except per share data)

                                 (Unaudited)



                                                Quarter Ended            Six Months Ended
                                                   June 30,                  June 30,
                                              ----------------          -----------------
                                              1995*      1996           1995*       1996
                                              -----      -----          -----       -----
Equity in earnings (loss) of:
   TIMET                                      $(1.6)     $ 3.3          $(4.6)      $ 4.6
   NL                                           2.8        1.3            4.2         2.7
   Other                                         --         .7             --          .7
                                              -----      -----          -----       -----
                                                1.2        5.3            (.4)        8.0

Gain on sale of TIMET stock                      --       27.6             --        27.6
Corporate expenses, net                          --        2.6            0.6         3.0
                                              -----      -----          -----       -----
   Income (loss) before income
     taxes and minority interest                1.2       30.3           (1.0)       32.6

Income tax expense                               --        6.1             --         6.1
Minority interest                                --        (.1)            --         (.2)
                                              -----      -----          -----       -----
   Net income (loss)                          $ 1.2      $24.1          $(1.0)      $26.3
                                              =====      =====          =====       =====
Net income (loss) per common share            $ .16      $3.14          $(.13)      $3.44
                                              =====      =====          =====       =====
Weighted average common shares                  7.4        7.7            7.4         7.7
                                              =====      =====          =====       =====

- --------------------
* Reclassified




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